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                                                                          EX-8.1
                                                                         EX-23.2

                                                                   July 18, 1994

Mellon Bank Corporation
One Mellon Bank Center
Pittsburgh, PA 15258

Ladies and Gentlemen:

     We have acted as counsel to Mellon Bank Corporation, a Pennsylvania corporation (the "Corporation"), in connection with the merger (the "Merger") of XYZ Sub Corporation with and into The Dreyfus Corporation pursuant to the Amended and Restated Agreement and Plan of Merger dated as of December 5, 1993 by and among Mellon Bank Corporation, Mellon Bank, N.A., XYZ Sub Corporation and The Dreyfus Corporation.

     We hereby confirm to you that the disclosure set forth under the caption "Federal Income Tax Considerations" in the Prospectus/Joint Proxy Statement filed as part of the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, for the registration of the shares of Mellon Bank Corporation Common Stock issuable in the Merger (the "Registration Statement") sets forth the material federal income tax consequences of the Merger.

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Joint Proxy Statement under the caption "Federal Income Tax Considerations." In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          REED SMITH SHAW & McCLAY